[LOGO] ENTERPRISE
       GROUP OF FUNDS


April 17, 2005

                                IMPORTANT NOTICE


Dear Shareholder:

Recently, we sent you voting material related to your Fund's shareholder meeting. The meeting was initially held on March 31, 2005 and was adjourned to May 24, 2005.

Our records reflect your preference to abstain from voting on the proposed merger of your Fund.

Since this matter is of utmost importance to your Fund, we hope you will reconsider your vote. Your approval of the proposed merger means your Fund will benefit from increased management resources and a consistent, disciplined process for selecting and monitoring the Fund's subadviser. Equally important, it will allow your Fund to operate more efficiently under a uniform organizational structure.

The proposal has received overwhelming support from shareholders that have voted, but we need your vote to close the polls on this matter.

You can easily change your vote by completing the enclosed proxy card. Please mark your vote, sign, and date and return the proxy card in the enclosed postage-paid envelope. If you do not wish to change your vote, no action is required and your vote will remain unchanged.

For information regarding the mergers or to get additional information about the acquiring AXA Enterprise Fund, please call 1-800-309-2984. Additionally, a Q& A describing these mergers is enclosed for your review.

Your vote is important and your participation in the affairs of your Fund does make a difference. We appreciate your time and careful consideration.


Sincerely,


/s/ Steven M. Joenk
-------------------
Steven M. Joenk
President
The Enterprise Group of Funds, Inc.